Exhibit 99.1

Houlihan Lokey Announces Senior Leadership Changes

Scott Adelson Appointed Chief Executive Officer, to Succeed Scott Beiser After 21 Years Leading Houlihan Lokey

LOS ANGELES — March 4, 2024 — Houlihan Lokey, Inc. (NYSE:HLI), the global investment bank, today announced that Scott Beiser will step down as Chief Executive Officer, a role he has held since 2003. Scott Adelson, Co-President and Global Co-Head of Corporate Finance, will succeed Mr. Beiser as Chief Executive Officer. Mr. Beiser will remain an executive officer of the firm as a Co-Chairman of Houlihan Lokey.

In addition to these changes, Eric Siegert, Global Co-Head of Financial Restructuring, will assume the role of Co-Chairman alongside Mr. Beiser and Irwin Gold, currently Executive Chairman. David Preiser will step down from his current role as Co-President and will continue to serve the firm as Vice Chairman. Mr. Siegert also will continue in his current co-head role in Financial Restructuring, and Mr. Adelson will be succeeded by longtime senior officers as Global Co-Heads of Corporate Finance.

The changes were approved by Houlihan Lokey’s Board of Directors on March 1, 2024 and will be effective June 10, 2024.

“Leading Houlihan Lokey for the past two decades, and working alongside my talented and dedicated partners, has been one of the most gratifying experiences of my career,” said Mr. Beiser. “I am extraordinarily proud of the firm we have built, from a small valuation firm to one of the largest and most successful independent investment banks in financial services. I’m delighted to hand the reins to my longtime partner Scott, who has been instrumental in the firm’s overall success and has built the firm’s Corporate Finance business into the market leader it is today. I have no doubt that Houlihan Lokey will continue to grow and thrive under Scott’s leadership and we will continue to deliver our clients the superior outcomes on which the firm prides itself.”

Mr. Adelson said, “I am honored to assume the role of CEO of Houlihan Lokey. Our culture, values, and people are among the best in the industry, and I remain extremely proud of the successes we have achieved together and look forward to continuing to develop our people, build our businesses, and grow our global brand as we serve our clients. I’m delighted that Eric is joining our executive management team as Co-Chairman alongside Scott and Irwin to guide Houlihan Lokey on our next phase of growth and maintain our status as a leading investment bank.”

Robert Schriesheim, Lead Independent Director of Houlihan Lokey’s Board of Directors, commented, “The Board of Directors is deeply grateful to Scott Beiser for his leadership, dedication, and wisdom in building Houlihan Lokey into a truly outstanding firm. His vision and thoughtful, careful approach to growth and strategy have led the firm to a leading position across its businesses and have placed Houlihan Lokey in an excellent position to benefit from the changes we have seen in the market and those yet to come. In addition, we have every confidence that as the Firm’s new CEO, Scott Adelson will continue Houlihan Lokey’s long track record of success. The growth of the firm’s Corporate Finance business has been nothing short of outstanding, and he is an exemplar and a true steward of the firm’s unique corporate culture. Scott’s leadership and deep commitment to delivering superior results places both the firm and its clients in excellent hands.”

About Houlihan Lokey

Houlihan Lokey, Inc. (NYSE:HLI) is a global investment bank with expertise in mergers and acquisitions, capital markets, financial restructuring, and financial and valuation advisory. The Firm serves corporations, institutions, and governments worldwide with offices in the Americas, Europe, the Middle East, and the Asia-Pacific region. Independent advice and intellectual rigor are hallmarks of the firm’s commitment to client success across its advisory services. The firm is the No. 1 investment bank for all global M&A transactions, the No. 1 M&A advisor for the past nine consecutive years in the U.S., the No. 1 global restructuring advisor for the past ten consecutive years, and the No. 1 global M&A fairness opinion advisor over the past 25 years, all based on number of transactions and according to data provided by LSEG (formerly Refinitiv).

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